Exhibit 10.2

REAL INDUSTRY, INC.
PERFORMANCE SHARE AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of June, 2015 (the “Grant Date”) by and between Real Industry, Inc. (f/k/a Signature Group Holdings, Inc.), a Delaware corporation (the “Company”), and Craig T. Bouchard (the “Employee”), pursuant to the Real Industry, Inc. 2015 Equity Award Plan (the “Plan”). This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions:

WITNESSETH:

WHEREAS, the Employee is the Chairman and Chief Executive Officer of the Company;

WHEREAS, the Company has adopted the Plan in order to promote the interests of the Company and its stockholders by using equity interests in the Company to attract, retain and motivate its management and other eligible persons and to encourage and reward their contributions to the Company’s and/or its Subsidiaries’ and Affiliates’ performance and profitability;

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to grant Performance Shares (as defined in the Plan) under the Plan to the Employee pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Employee is entrusted with knowledge of the confidential and proprietary information and particular business methods of the Company and its respective Subsidiaries and Affiliates and the clients of the Company and its Subsidiaries and Affiliates, and the Employee has knowledge of the Company’s, its Subsidiaries’ and Affiliates’ particular operations, all of which is exceptionally valuable to the Company and vital to the success of the Company’s business.

NOW, THEREFORE, in consideration of the various covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Award of Performance Shares. In consideration for the continued service of the Employee to the Company and its Subsidiaries and Affiliates, and as part of the Plan, the Company hereby awards to the Employee 260,000 Performance Shares (the “Award”) as of the Grant Date, subject to the further terms and conditions set forth in this Agreement, including, but not limited to, the performance vesting terms set forth in Section 3. Each Performance Share represents the right to receive one share of common stock of the Company, par value $0.001 per share (“Common Stock”), subject to the terms and conditions set forth in this Agreement and the Plan.

2.Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, 2015 and ending on December 31, 2017, “End Date” shall mean December 31, 2017.

3.Vesting. The Award is subject to the following vesting terms and conditions:

(a)Performance Vesting:

(i)Subject to the terms of this Section 3(a) and the terms of Section 3(b), the number of Performance Shares eligible for vesting will be determined following the end of the Performance Period based on the level of achievement of the 3-Year Annual TSR Hurdle(s) set forth below (the “Performance Goals”):

Tranche	Number of Performance Shares	3-Year Annual TSR Hurdle (CAGR)
1	150,000	10%
2	100,000	15%
3	10,000	40%

(ii)TSR is equal to the percentage change in the fair market value of a share of Common Stock from the beginning to the end of the Performance Period, plus the assumed reinvestment of dividends and the compounding effect of dividends paid on reinvested dividends, over the Performance Period. For this purpose, (1) the fair market value of a share of Common Stock at the beginning of the Performance Period will be determined by the average closing price of the Common Stock during the sixty (60) trading-day period commencing at the beginning of the Performance Period, and (2) the fair market value of a share of Common Stock at the end of the Performance Period will be determined based on the average closing price during the sixty (60) trading-day period immediately prior to the last day of the Performance Period. The Company’s TSR over the Performance Period will be translated into a compound annual growth rate (CAGR) and compared to the 3-year Annual TSR Hurdle(s) to determine the number of Performance Shares earned.

(iii)Notwithstanding the terms of Sections 3(a)(i) and (ii) above, in the event of the termination of the Employee’s employment with the Company during the Performance Period by reason of the Employee’s death or Disability (as defined in the Plan), then the last day of the Performance Period shall be deemed to be the date of such termination.  The number of vested Performance Shares shall be determined by multiplying (1) the number of Performance Shares that met the Performance Goals as of the date of termination (determined by comparing the Company’s compound, annualized TSR, calculated from the beginning of the Performance Period to the date of termination (as calculated pursuant to Section 3(a)(ii)(2)) to the applicable 3-Year Annual TSR Hurdle(s)), by (2) a fraction, the numerator of which is the number of days in which the Employee was employed by the Company between the Grant Date and the date of termination and the denominator of which is 1,096.

(iv)The Performance Shares are subject to forfeiture until they vest. Except as otherwise provided in this Section 3(a) or in Section 3(b), the Performance Shares associated with the Performance Goals achieved will vest and become nonforfeitable on the date the Committee certifies the achievement of the Performance Goals in accordance with this Section 3(a)(iv), subject to (1) the achievement of the 3-Year Annual TSR Hurdle(s) for payout set forth in Section 3(a)(i), and (2) the Employee’s status as a Company employee from the Grant Date through the date that the Committee certifies the achievement of the 3-Year Annual TSR Hurdle(s) (or the date of the Employee’s termination of employment due to his death or Disability, if applicable, and the achievement of the 3-Year TSR Annual Hurdle(s), if applicable). The number of Performance Shares that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the 3-Year Annual TSR Hurdle(s) set forth in Section 3(a)(i) above and shall be rounded to the nearest whole Performance Share. The Performance Shares that the Committee determines have not vested shall be immediately forfeited. The Committee shall make this determination promptly following completion of the Performance Period (and no later than thirty (30) days following the end of the Performance Period). All determinations of whether Performance Goals have been achieved, the number of Performance Shares earned by the Employee, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.

(v)Notwithstanding the foregoing, and subject to Section 3(b), in the event of the Employee’s termination of employment by the Company for Cause (as defined in the Plan), or upon the Employee’s voluntary termination other than for Good Reason (as hereinafter defined), prior to the date of vesting set forth in Section 3(a)(iv), all Performance Shares covered by the Award shall immediately be forfeited effective upon such date of termination.

(vi)Notwithstanding the foregoing, and subject to Section 3(b), if the Employee’s employment with the Company terminates prior to the date of vesting set forth in Section 3(a)(iv) due to (1) termination by the Company without Cause (and not due to death or Disability), or (2) voluntary termination by the Employee for Good Reason, then the vesting of all Performance Shares covered by the Award shall be determined by the Committee in its sole discretion.

(b)Vesting Following a Change in Control.

(i)Change in Control. Notwithstanding anything to the contrary in Section 3(a), in the event of a Change in Control prior to the End Date of the Performance Period and prior to the Employee’s termination of employment with the Company, the Performance Shares covered by the Award that would have achieved the 3-Year Annual TSR Hurdle(s) as of the date the Change in Control event is consummated, shall immediately convert into time-vesting Restricted Stock Units subject to the vesting terms set forth in Sections 3(b)(ii) and (iii) below, and Performance Shares not achieving the 3-Year Annual TSR Hurdle(s) shall be forfeited.

(ii)Vesting of Restricted Stock Units. The Restricted Stock Units described in Section 3(b)(i) above will vest on the End Date if the Employee remains employed by the Company through such date. Except as otherwise provided in Section 3(b)(iii) below, in the event of the Employee’s (x) voluntary termination of employment with the Company other than for Good Reason or (y) termination for Cause, prior to the End Date, all Restricted Stock Units shall be immediately forfeited upon such date of termination.

(iii)Acceleration of Vesting. Notwithstanding anything to the contrary in this Section 3(b), in the event that the Employee’s employment with the Company terminates following a Change in Control but prior to the End Date, and such termination of employment is due to his (A) death, (B) Disability, (C) termination by the Company or its successor without Cause (as defined in the Plan) or (D) termination for Good Reason, prior to the second anniversary of the Change in Control, then all Restricted Stock Units shall become fully vested as of the date of such termination of employment.

(c)Section Definitions. For purposes of this Section 3:

(i)“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others: (1) any Person becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of the Company entitled to vote in the election of directors of the Company; (2) individuals who are Continuing Directors of the Company (as hereinafter defined) cease to constitute a majority of the members of the Board; (3) stockholders of the Company adopt and consummate (x) a plan of liquidation for all or substantially all of the assets of the Company or (y) an agreement providing for the distribution of all or substantially all of the assets of the Company; (4) consummation of a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) shall not constitute a Change in Control; (5) there is a Change in Control of the Company of a nature that is reported in response to Item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirements; or (6) the Company consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination or expiration of this Agreement;

(ii)“Continuing Directors” shall mean the members of the Board on the date of execution of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;

(iii)“Good Reason” shall only mean: (1) a material reduction in Employee’s base salary at the rate last in effect during the Employee’s term of service with the Company, (2) a material demotion in Employee’s position as Chief Executive Officer accompanied by a material reduction in job duties and responsibilities, (3) a relocation of Employee’s principal place of employment by more than fifty (50) driving miles from its location on the date of this Agreement, unless such relocation results in Employee’s principal place of employment being closer to Employee’s primary residence, or (4) a material breach by the Company of any of its obligations under this Agreement, and in each of subparts (1), (2), (3) and (4) of this Section 3(c)(iii), a failure by the Company to cure such breach within thirty (30) days following receipt of notice from Employee of such breach; and

(iv)“Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

4.No Rights of Stockholder. Performance Shares and Restricted Stock Units represent the Company’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms of this Agreement. Until such time, if ever, that the Performance Shares or Restricted Stock Units are converted into shares of Common Stock in accordance with Section 7 below, the Employee shall not have any rights (other than rights of a general creditor of the Company) with respect to the Performance Shares or Restricted Stock Units, except as set forth in Section 5 hereof.  Following the vesting and conversion of the Performance Shares or Restricted Stock Units into shares of Common Stock, the Employee shall be the record owner of the shares of Common Stock underlying the Performance Shares or Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

5.Dividend Equivalents.  Subject to the provisions of Section 3, in the event that the Company declares a dividend on its Common Stock, the Company will increase the number of Performance Shares hereunder (i.e., by increasing the Award) by the number of shares that represent an amount equal to the per share cash dividend paid by the Company on its shares of Common Stock multiplied by the number of Performance Shares held by the Employee as of the related dividend payment record date. Any such additional Performance Shares shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original Performance Shares to which they relate. No additional Performance Shares shall be granted with respect to any Performance Shares which, as of the record date, have either been paid or terminated.

6.Restrictions on Transfer. Except as otherwise provided in this Agreement, the Employee may not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Performance Shares or Restricted Stock Units or the rights granted hereunder (any such disposition or encumbrance being referred to herein as a “Transfer”). Any Transfer or purported Transfer by the Employee shall be null and void and the Company shall not recognize or give effect to such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such Performance Shares or Restricted Stock Units. The Performance Shares or Restricted Stock Units shall not be subject to sale, execution, pledge, attachment, encumbrance or other process and no person shall be entitled to exercise any rights of the Employee as the holder of such Performance Shares or Restricted

Stock Units by virtue of any attempted execution, attachment or other process until the Performance Shares or Restricted Stock Units are converted into shares of Common Stock as provided in Section 7 hereof.

7.Conversion of Shares or Units into Common Stock upon Vesting. On the Conversion Date (as defined below), the Performance Shares or Restricted Stock Units shall be converted into an equivalent number of shares of Common Stock that will be issued promptly, but in no event later than sixty (60) days after the Conversion Date, to the Employee, or in the event of the Employee’s death, the Employee’s beneficiary. The “Conversion Date” shall be the date of vesting as set forth in Section 3; provided, however, that if on the date of such vesting the Employee is prohibited from trading in the Company’s securities pursuant to applicable securities laws and/or the Company’s policy on securities trading and disclosure of confidential information, the Conversion Date shall be, in the determination of the Committee, the first date the Employee is no longer prohibited from such trading.

8.Adjustment Provisions. If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the Performance Shares or Restricted Stock Units, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement, notwithstanding that the Performance Shares or Restricted Stock Units are subject to the restrictions on transfer imposed by Section 6 above. Any securities, awards or rights issued pursuant to this Section 8 shall be subject to the same restrictions as the underlying Performance Shares or Restricted Stock Units to which they relate.

9.Tax Withholding. As a condition precedent to the receipt of any Performance Shares or Restricted Stock Units hereunder, the Employee agrees to pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that the Employee recognizes pursuant to this Award. The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Affiliates and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee. In addition, the Employee may elect, unless otherwise determined by the Committee, to satisfy the withholding requirement by having the Company withhold shares of Common Stock with a fair market value, as of the date of such withholding, sufficient to satisfy the withholding obligation.

10.Registration. This grant is subject to the condition that if at any time the Board or Committee shall determine, in its discretion, that the listing of the shares of Common Stock issuable upon vesting and conversion of the Performance Shares or Restricted Stock Units granted hereunder on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of shares of Common Stock hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Committee. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

11.Rights of Employee. In no event shall the granting of the Performance Shares or the other provisions hereof or the acceptance of the Performance Shares by the Employee interfere with or limit in any way the right of the Company, an Affiliate or Subsidiary to terminate the Employee’s employment at any time, nor confer upon the Employee any right to continue in the employ of the Company, an Affiliate or Subsidiary for any period of time or to continue his present or any other rate of compensation.

12.Confidentiality; Non-Solicitation; Non-Disparagement; Cooperation, etc. The Employee hereby acknowledges that, during and solely as a result of the Employee’s employment by the Company, the Employee has received and will continue to receive special information with respect to the operations of such entity(ies) and access to confidential information and business and professional contacts, all of which is exceptionally valuable to the Company, its Subsidiaries and Affiliates, and vital to the success of the Company’s, its Subsidiaries’ and Affiliates’ business and other related matters. In consideration of such special and unique opportunities afforded to the Employee as a result of the Employee’s employment and the grant of Performance Shares, the Employee hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company in entering into this Agreement and as a condition to the grant of the Performance Shares. The Employee acknowledges and agrees that each of the individual provisions of this Section 12 constitutes a separate and distinct obligation of the Employee to the Company, its Subsidiaries and Affiliates, individually enforceable against the Employee.

(a)Confidentiality. The Company and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee shall be in possession of Confidential Information relating to the business practices of the Company, its Subsidiaries and Affiliates. The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company or its Subsidiaries or Affiliates, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company, its Subsidiaries or Affiliates, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section 12(a), or (ii) the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Employee shall not, during the Performance Period nor at any time thereafter, except as may be required in the course of the performance of his duties hereunder (including without limitation, pursuant to Section 12(e) below) and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information regarding the Company or its Subsidiaries or Affiliates nor of the clients, customers, acquisition targets or business practices of the Company, its Subsidiaries or Affiliates acquired by the Employee during, or as a result of, his employment with the Company, without the prior written consent of the Company. Without limiting the foregoing, the Employee understands that the Employee shall be prohibited from misappropriating any trade secret of the Company or its Subsidiaries or

Affiliates or of the clients or customers of the Company, its Subsidiaries or Affiliates acquired by the Employee during, or as a result of, his employment with the Company, at any time during or after the Performance Period.

(b)Return of Company Property. Upon the termination of the Employee’s employment for any reason whatsoever all property of the Company or its Subsidiaries or Affiliates that is in the possession of the Employee shall be promptly returned to the Company, including, without limitation, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials that contain Confidential Information which are in the possession of the Employee, including all copies thereof. Anything to the contrary notwithstanding, the Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

(c)Non-Solicitation. The Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) during the Performance Period (except in the good faith performance of his duties) and for a period of one (1) year thereafter, solicit, aid or induce any employee, representative or agent of the Company or its Subsidiaries or Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, its Subsidiaries or Affiliates or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (ii) during the Performance Period (except in the good faith performance of his duties) and for a period of one (1) year thereafter, use the Company’s or its Subsidiaries’ or Affiliates’ Confidential Information to solicit, contact, aid or induce to purchase goods or services then sold by the Company or its Subsidiaries or Affiliates from another person, firm, corporation or other entity (or attempt to do any of the foregoing), directly or indirectly, for the purpose or effect of interfering with any part of the Company’s, its Affiliates’ or Subsidiaries’ business: (1) any customer of the Company, its Subsidiaries or Affiliates in any location in which the Company Group operates or sells its products; (2) any customer of the Company, its Subsidiaries or Affiliates that the Employee contacted or solicited, or in any way supported or dealt with at any time during the last two years of the Employee’s employment; (3) any prospective customer of the Company, or its Subsidiaries or Affiliates that the Employee contacted or who received or requested a proposal or offer the Employee on behalf of the Company, its Subsidiaries or Affiliates at any time during the last two (2) years of the Employee’s employment; or (4) any customer of the Company, its Subsidiaries or Affiliates for which the Employee had any direct or indirect responsibility at any time during the last two (2) years of his employment.

(d)Non-Disparagement. At no time during or after the Performance Period shall the Employee, directly or indirectly, disparage the Company or its Subsidiaries or Affiliates or any of the Company’s, Subsidiaries’ or Affiliates’ past or present employees, directors, products or services. Notwithstanding the foregoing, nothing in this Section 12(d) shall prevent the

Employee from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (iv) made as good faith competitive statements in the ordinary course of business.

(e)Cooperation. Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters of which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its Subsidiaries and Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Subsidiaries or Affiliates (or any member thereof), and will provide reasonable assistance to the Company, its Subsidiaries and Affiliates in the prosecution of any claims that may be made by the Company, its Subsidiaries or Affiliates (or any member thereof), to the extent that such claims may relate to matters related to the Employee’s period of employment with the Company (or any predecessors). Any request for such cooperation shall take into account the Employee’s other personal and business commitments. The Employee also agrees to promptly inform the Company (to the extent the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company, its Subsidiaries or Affiliates (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation and shall not do so unless legally required. If the Employee is required to provide any services pursuant to this Section 12(e) following the Performance Period, upon presentation of appropriate documentation, then the Company: (i) shall promptly compensate the Employee for all time incurred in these activities at an hourly rate of pay equal to the Employee’s most recent annual base salary divided by 2080 hours; and (ii) shall promptly reimburse the Employee for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for its senior officers, and for legal fees to the extent the Board in good faith reasonably believes that separate representation is warranted. The Employee’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 12(e), shall in no way affect the Employee’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s (or any of its subsidiaries’ or affiliates’) corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.

(f)Equitable Remedies. Without intending to limit the remedies available to the Company, the Employee acknowledges that a breach of any of the covenants contained in this Section 12 may result in the material and irreparable injury to the Company, or its respective Affiliates or Subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat, the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 12. If for any reason it is held that the restrictions under this Section 12 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration or scope of identified in this Section as will render such restrictions valid and enforceable.

(g)Continuing Obligation. In the event of any violation of the provisions of this Section 12, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 12 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

13.Construction.

(a)Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.

(b)Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein. Subject to Section 12 of the Plan, this Agreement may not be amended by the Board or Committee without the Employee’s consent if the amendment shall impair the Employee’s rights under this Agreement.

(c)Capitalized Terms; Headings; Pronouns; Governing Law. Capitalized terms used and not otherwise defined herein are deemed to have the same meanings as in the Plan. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware.

(d)Notices. Each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 13. Any such notice or communication given by first-class mail shall be deemed to have been given two (2) business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 15301 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company. Each notice to the Employee shall be addressed to the Employee at the Employee’s address shown on the signature page hereof.

(e)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

(f)Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

REAL INDUSTRY, INC.

	By:	/s/ KYLE ROSS
	Title:	Executive Vice President and Chief Financial Officer

Accepted this 1st day of June, 2015.

/s/ CRAIG T. BOUCHARD
Craig T. Bouchard

Address:

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